AEGIS CAPITAL CORP
810 Seventh Avenue - 11th Floor
New York, New York 10019
Tel (212) 813-1010 / Fax (212) 813-1048

CONFIDENTIAL SUMMARY OFFER SHEET

Merger of **Montrose International Holdings LTD**
with

Global Beverages, Inc.

(GBVI.Pk")

Aegis Capital Corp is currently engaged to negotiate on behalf of Global Beverages, Inc. the merger of Montrose International Holdings LTD. The purchase is comprised of two components, Cash and a Convertible Preferred Security.

Acquisition Price:	$11,550,000.00
Valuation :	Based on the following formula: Net Assets plus one time 2010 revenue. At present, Global Beverages is valued at $32,715,589.00 and Montrose is valued at $11,550,000.00. At closing, The Net Asset Value will not be less than $1,950,000.00 for Montrose and $18,465,589.00 for Global Beverages; revenue will be adjusted based on audited numbers to be reported on or before February 16, 2011. Any material change on the net asset value of either company is subject to approval of the other company's Board of Directors.
Type of Security:	3 year Convertible Preferred Security
Terms:	3% cumulative dividend payable at conversion
Amount:	$8,250,000.00
Cash:	$3,300,000.00 to be disbursed as follows: $3,000,000.00 at the time of closing and $300,000.00 within six (6) months.
Conversion Features if stock trades above the offering price:	One year after the equity raise, if the stock trades above the secondary offering price for 25 of 30 consecutive trading days, then the company, Global Beverages, Inc can force conversion of the preferred security into common stock.

Special Provision if stock trades below the offering price:	At any time after one year following the secondary raise, if the stock is trading below the offering price for 25 of 30 consecutive trading days, Montrose would be entitled to additional shares only if the performance of the stock underperforms the performance of the S & P 500 Index by over 1000 basis points during this time period.
Escrow:	Global Beverages, Inc will structure a suitable instrument acceptable to Montrose which will allow sufficient shares to transfer or be issued equal to the shortfall based on the above formula. The amount to be transferred or issued is equal to the percentage of underperformance to the S & P 500 Index.
Required Milestones for Global Beverages in order for the merger to be effective:	mb15c-211 to be filed by September 13, 2010 S-1 to be filed by September 15, 2010
Expiration Date:	The present term sheet will expire, unless signed by both parties or extended in writing, at the close of business on August 21, 2010

Agreed to and accepted this 30th day of July, 2010.

Aegis Capital, Corp.

____

Ed Cabrera
Head of Investment Banking

Global Beverages, Inc

____

Gary Blom
Director

Montrose International Holdings LTD

____

Louis M. Bowen
Managing Director